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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

     The Registrant, Bolt Technology Corporation, a Connecticut corporation, has no parent.

              The following are the subsidiaries of the Registrant


                                                                State of
                                                              Incorporation
                                                              -------------

A-G Geophysical Products, Inc.                                Texas

Custom Products Corporation                                   Connecticut

The names of certain subsidiaries are omitted since such subsidiaries considered in the aggregate would not constitute a significant subsidiary at the end of the year covered by this report.